                                                                    EXHIBIT 4.2

                                 IPO AGREEMENT


   IPO Agreement, dated as of October 8, 1997 ("this Agreement"), by and among Thiokol Corporation, a Delaware corporation ("Thiokol"), Thiokol Holding Company, a Delaware corporation and a wholly owned subsidiary of Thiokol ("Holding"), Carlyle-Blade Acquisition Partners, L.P., a Delaware limited partnership ("Carlyle") and Howmet International Inc., a Delaware corporation formerly named Blade Acquisition Corp. (the "Company") (individually, a "Party" and collectively, the "Parties").

   WHEREAS, after giving effect to a 10,000-for-1 stock split (the "Stock Split") of the outstanding shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company, Carlyle owns 51,000,000 shares of Common Stock and Holding owns 49,000,000 shares of Common Stock;

   WHEREAS, Carlyle, Holding, the Company and Thiokol desire to engage in certain transactions pursuant to which, among other things:

   (i) Carlyle would offer shares of Common Stock for sale through an initial public offering (the "IPO"); and

   (ii) Holding would purchase from Carlyle and Carlyle would sell to Holding 11,000,000 shares of Common Stock with an option for Holding to purchase from Carlyle up to an additional 4,000,000 shares of Common Stock upon the earlier of
(a) Holding's receipt of a notice from Carlyle that the underwriters of the IPO have elected to exercise the underwriters' over-allotment option for additional shares of Common Stock pursuant to the U.S. Underwriting Agreement (the "Underwriting Agreement") or (b) 30 days after the date of the Underwriting Agreement;

   NOW THEREFORE, in consideration of the above premises and mutual agreements set forth in this Agreement and subject to the terms and conditions stated herein, the Parties hereby agree as follows:

                                   ARTICLE I


                                      IPO

1.01  ACTIONS TO BE TAKEN PRIOR TO CLOSING OF IPO.

     Thiokol, Holding, Carlyle and the Company shall each take all required corporate action to cause the Company to file a Registration Statement on Form S-1 (the "Registration Statement") to register the sale of shares of Common Stock to be sold by Carlyle in the IPO equal to the greater of 20% of the outstanding shares of Common Stock or $325 million (the "Offered Shares"), plus an option for an additional number shares of Common Stock equal to 15% of the Offered Shares (collectively, the "IPO Shares") that may be sold by Carlyle in connection with the exercise by the underwriters for the IPO of an over-allotment option (the "Over-allotment Option") pursuant to the terms of the Underwriting Agreement. The Parties agree that Morgan Stanley & Co. Incorporated and Lehman Brothers shall act as the co-managers for the IPO. The Parties agree to use their respective best efforts to list the Common Stock for trading on the New York Stock Exchange, Inc. and to make any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). In connection with the IPO, the Parties shall effect the Stock Split. All references to numbers of shares of Common Stock in this Agreement assume completion of the Stock Split.

1.02  ACTIONS TO BE TAKEN ON THE IPO CLOSING DATE.

     (a) Effective as of the closing date of the IPO (the "Closing Date"), the Parties hereby agree to effect the following transactions:

     (i) The Certificate of Incorporation of the Company shall be amended and restated in the form set forth as EXHIBIT A hereof, including, among other things, to eliminate the provisions for mandatory redemption of the 9% Series A Cumulative Preferred Stock of the Company upon the sale by Carlyle or its Affiliates of more than 25% of the outstanding Common Stock, and filed with the Secretary of State of Delaware;

     (ii) The Bylaws of the Company shall be amended and restated in the form set forth in EXHIBIT B hereof;

     (iii) The Boards of Directors of the Company, Howmet Holdings Corporation and Howmet Corporation ("Howmet") shall each be reconstituted in the manner set forth in EXHIBIT C hereof;

     (iv) The Shareholders' Agreement dated as of December 13, 1995 by and among Holding, Carlyle and the Company (the "1995 Shareholders Agreement") shall be amended and restated in the form set forth as EXHIBIT D hereof (the "Amended and Restated Shareholders Agreement");

     (v) The Registration Rights Agreement dated December 13, 1995 by and among the Company, Holding and Carlyle ("1995 Registration Rights Agreement") shall be terminated, and the Company and Carlyle shall execute and deliver the 1997 Registration Rights Agreement in the form set forth as EXHIBIT E hereof;

     (vi) The Standstill Agreement dated as of December 13, 1995 by and among Holding, Carlyle, TC Group L.L.C., TCG Holdings L.L.C., Carlyle Partners II, L.P. and Carlyle Partners III, L.P. ("1995 Standstill Agreement") shall be terminated, and such parties shall execute and deliver to each of the respective parties set forth therein the 1997 Standstill Agreement set forth in EXHIBIT F hereof;

     (vii) The TCG Management Agreement, dated December 13, 1995 by and between Howmet, and TCG Holdings L.L.C. ("1995 TCG Management Agreement") shall be amended and restated in the form set forth in EXHIBIT G;

    (viii) The Amended and Restated Holding Management Agreement, dated as of December 13, 1995, by and among Howmet, Holding and Thiokol ("1995 Holding Management Agreement") shall be terminated, and the Company and Thiokol shall enter into the Intercompany Services Agreement in the form reasonably approved by the Parties;

     (ix) The Company, Thiokol and Holding shall execute and deliver the Corporate Agreement in the form set forth as EXHIBIT H hereof; and

      (x) Carlyle and Holding shall consummate the Stock Purchase (as defined in ARTICLE II).

     (b) In connection with the IPO, (i) the Company agrees to indemnify and hold harmless Carlyle and each of its officers, directors, employees and agents and each Person who controls Carlyle within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "Securities Act"), or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (each such person constituting an "Indemnified Holder") to the extent set forth in Section 7(a) of the 1997 Registration Rights Agreement; (ii) Carlyle agrees to indemnify the Company, its officers and directors and each Person who controls the Company within the meaning of either Section 15 of the Securities Act, or Section 20 of the Exchange Act, to the extent set forth in
Section 7(b) of the 1997 Registration Rights Agreement; and (iii) if the foregoing indemnification is unavailable (other than by reason of exceptions provided in Section 7(a) or Section 7(b) of the 1997 Registration Rights Agreement), the parties shall make contribution to the extent set forth in
Section 7(c) of the 1997 Registration Rights Agreement. For purposes of the foregoing, (x) the terms "Registration Statement" and "Prospectus" as used in
Section 7 of the 1997 Registration Rights Agreement, shall have the meanings assigned to such terms in the Underwriting Agreement; and (y) any amounts payable to or for the benefit of the underwriters pursuant to the indemnification or contribution provisions of the Underwriting Agreement or the International Underwriting Agreement, shall constitute "losses, claims, damages, liabilities and expenses" covered by the indemnification and contribution provisions of the preceding sentence.


                                   ARTICLE II

                                 STOCK PURCHASE

2.01  STOCK PURCHASE.

     As of the Closing Date, and simultaneously with the IPO, Carlyle shall sell to Holding and Holding shall purchase from Carlyle (the "Stock Purchase") 11,000,000 shares of Common Stock (the "Purchased Shares"), representing 11% of the issued and outstanding shares of Common Stock. The purchase price per Purchased Share shall equal the initial public offering price for the IPO Shares, less an amount equal to the underwriting discounts and commissions applicable to an IPO Share.


2.02  DELIVERIES.

     On the Closing Date, Holding and Carlyle shall make the deliveries set forth in ARTICLE VI.


                                  ARTICLE III

                                   4% OPTION

3.01  GRANT OF OPTION.

     Carlyle hereby grants to Holding an option (the "4% Option") to purchase from Carlyle up to an additional 4,000,000 shares of Common Stock (the "Option

Shares"), representing up to an additional 4% of the issued and outstanding Common Stock at the same purchase price per share as paid by Holding for the Purchased Shares pursuant to SECTION 2.01 above. Carlyle shall give prompt written notice (the "Over-allotment Notice") to Holding of any notice given by the underwriters of their election to exercise the Over-allotment Option.

3.02  EXERCISE OF 4% OPTION.

     Holding may exercise the 4% Option in whole or in part only on the first business day (the "Exercise Period") following the earlier of (i) Holding's receipt of the Over-allotment Notice or (ii) 30 days after the date of the Underwriting Agreement. If Holdings elects to exercise the 4% Option, it shall send written notice (the "4% Option Exercise Notice") to Carlyle (which notice shall be received by Carlyle prior to the expiration of the Exercise Period) of its intention to exercise such 4% Option setting forth the number of Option Shares (up to 4,000,000 shares of Common Stock) that Holding elects to purchase and the closing date (the "Option Closing Date") for such purchase (which date shall not be less than three business days nor more than ten business days following the date of the 4% Option Exercise Notice).

3.03  DELIVERIES.

     On the Option Closing Date Carlyle and Holding shall make the deliveries specified in ARTICLE VI.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

4.01  CARLYLE REPRESENTATIONS AND WARRANTIES.

     Carlyle represents and warrants to Holding that it owns all of the Purchased Shares and Option Shares free and clear of all liens, encumbrances, security agreements, options, claims, charges, restrictions and rights of third parties of any type whatsoever (except restrictions of general applicability imposed by federal and state securities laws and those restrictions and the security interest created by the 1995 Shareholders Agreement or the Amended and Restated Shareholders Agreement, as the case may be) ("Liens"). Carlyle agrees that it will not create any Lien on the Purchased Shares or the Option Shares until after the last day that the Option Shares can be purchased by Holding under the 4% Option; and Carlyle represents and warrants that (i) upon the purchase by Holding of the Purchased Shares or the Option Shares, as the case may be, and payment in full of the purchase price therefor, Holding will acquire such shares free and clear of any Liens and (ii) the sale of the

Purchased Shares and the Option Shares will not result in a default under or breach of or conflict with any agreement to which Carlyle is a party or by which it or any of its assets is bound or result in the violation of any law, rule or regulation applicable to Carlyle. Except as expressly set forth above, Carlyle is making no representations and warranties, express or implied, regarding the sale of the Purchased Shares and the Option Shares, and Carlyle is making no representations and warranties regarding the Company.

4.02  HOLDING REPRESENTATIONS AND WARRANTIES.

     Holding represents and warrants to Carlyle that (i) Holding is acquiring the Purchased Shares, the 4% Option and the Option Shares for its own account and not with a view to distribution and (ii) the purchase of the Purchased Shares and the Option Shares by Holding will not result in a default under or breach of or conflict with any agreement to which Holding is a party or by which it or any of its assets is bound or result in the violation of any law, rule or regulation applicable to Holding. Holding acknowledges that the Purchased Shares, the 4% Option and the Option Shares have not been registered under the Securities Act of 1933 or any state securities law, and therefore cannot be resold by Holding unless they have been so registered or qualified or an exemption from registration and qualification is available.


                                   ARTICLE V

                                   CONDITIONS

5.01  CONDITIONS TO IPO

     It shall be a condition to the obligation of each of Holding, Carlyle, and the Company to consummate the IPO that:

     (i) the Underwriting Agreement shall have been executed in form and substance satisfactory to Holding, Carlyle and the Company and all conditions specified in the Underwriting Agreement shall have been satisfied; and

     (ii) all of the conditions to the consummation of the Stock Purchase specified in SECTION 5.02 shall have been satisfied.

5.02  CONDITIONS TO CLOSING OF PURCHASED SHARES AND OPTION SHARES.

     (a) It shall be a condition of Holding's obligation to purchase the Purchased Shares or the Option Shares, as the case may be, that (i) the representations and warranties set forth in clause (i) of the second sentence of
SECTION 4.01 hereof shall be true and correct as of such closing date, (ii) Holding shall have received a certificate of Carlyle, signed by each of its general partners, to such effect, and (iii) Holding shall have received the opinion of counsel of national repute to Carlyle as to the matters set forth in clauses (i) and (ii) of the second sentence of SECTION 4.01 hereof, which counsel and opinion shall be reasonably satisfactory to Holding (it being understood that an opinion of counsel in the form delivered to the underwriters under the Underwriting Agreement by counsel to Carlyle shall be deemed to be satisfactory).

     (b) It shall be a condition to the obligation of each of Holding and Carlyle to consummate the sale of the Purchased Shares and the Option Shares, as the case may be, being sold to Holding that (i) the IPO shall have been consummated simultaneously with Holdings' acquisition of the Purchased Shares and (ii) all necessary consents, approvals and authorizations of third parties and governmental agencies required to be obtained with respect to the acquisition of the Purchased Shares and the Option Shares, respectively (including compliance with all necessary requirements under the HSR Act), shall have been obtained as of the respective closing dates; provided that each of the Company, Holding and Carlyle shall take whatever steps are reasonably necessary to obtain such consents, approvals and authorizations to permit the legal transfer to Holding of the Purchased Shares and the Option Shares, as the case may be, and to ensure that Holding's consummation of such purchases will not create an event of default under the Company's or any of its Subsidiaries' credit agreements or give rise to an acceleration or requirement to make a change of control offer with respect to any indebtedness of the Company or any of its Subsidiaries (provided that Holding shall not be obligated to dispose of any assets to obtain any such consent, authorization or approval).


                                   ARTICLE VI

                                   DELIVERIES

     The closing of Holding's acquisition of the Purchased Shares or the Option Shares shall take place at the offices of counsel to Holding at 10:00 a.m. on the Closing Date and the Option Closing Date, respectively, or at such other place and time as Holding and Carlyle may agree. At such closing, (i) Holding shall deliver to Carlyle the purchase price for the Purchased Shares or the Option Shares, as the case may be, by wire transfer of immediately available funds to the account number specified by Carlyle at least two business days prior to such closing and (ii) Carlyle shall deliver to Holding certificates of Common Stock being acquired by Holding duly endorsed for transfer.

                                   ARTICLE VII

                                   TERMINATION

7.01 TERMINATION.

     This Agreement may be terminated, and the Registration Statement shall be withdrawn:

     (i)   by mutual written consent of the Parties prior to the Closing Date;

     (ii) by Carlyle prior to the date the Registration Statement is declared effective by the Securities and Exchange Commission and the Underwriting Agreement is executed, upon written notice to Thiokol and the Company; or

     (iii) by any Party upon written notice to the other Parties, if the Closing Date shall not have occurred on or before January 31, 1998; provided however, that the Party seeking to terminate this Agreement pursuant to this clause (iii) shall not be in any material breach of its obligations hereunder.

7.02  EFFECT OF TERMINATION.

     In the event of termination of this Agreement as provided in SECTION 7.01, this Agreement shall forthwith become void and no Party or their respective directors, officers, partners or shareholders shall have any liability to any other Party for the termination of this Agreement except to the extent such termination is due to the willful breach of such Party's representations, warranties, covenants or agreements prior to such termination. The covenants set forth in SECTION 8.05 and SECTION 8.11 shall survive the termination of this Agreement.


                                  ARTICLE VIII

                                 MISCELLANEOUS

8.01  NOTICES.

     Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, or sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, or sent by facsimile transmission or, if mailed, three (3) business days after the date of deposit in the United States mail, by certified mail return receipt requested (if also sent by facsimile if available at the office of the recipient), as follows:


               If to Carlyle, to:

               Carlyle-Blade Acquisition Partners, L.P.
               1001 Pennsylvania Avenue
               Suite 200 South
               Washington, D.C. 20004-2505
               Attention:  William E. Conway, Jr.
               Telecopier: (202) 347-1818


               With a copy to:

               Latham & Watkins
               1001 Pennsylvania Avenue, N.W.
               Suite 1300
               Washington, D.C. 20004
               Attention:  Bruce E. Rosenblum
               Telecopier: (202) 637-2201


               If to the Company, to:

               Howmet International Inc.
               475 Steamboat Road
               Greenwich, CT 06830
               Attention:  Roland Paul
                           Vice President and
                           General Counsel
               Telecopier: (203) 625-8771


               With a copy to:

               Wachtell, Lipton, Rosen & Katz
               51 West 52nd Street
               New York, NY 10019-6150
               Attention:  Eric S. Robinson
               Telecopier: (212) 403-2000

               If to Thiokol, to:

               Thiokol Corporation
               2475 Washington Boulevard
               Ogden, UT 84401-2398
               Attention:  Daniel S. Hapke, Jr.
                           Corporate Vice President
                           and General Counsel
               Telecopier: (801) 629-2279


               With a copy to:

               Wachtell, Lipton, Rosen & Katz
               51 West 52nd Street
               New York, NY 10019-6150
               Attention:  Eric S. Robinson
               Telecopier: (212) 403-2000


               If to Holding, to:

               Thiokol Holding Company
               1105 North Market Street
               Suite 1132
               Wilmington, Delaware 19899
               Attention:  Edward T. Hendrixson
                           Director
               Telecopier: (302) 427-4605


               With copies  to:

               Thiokol Corporation
               2475 Washington Boulevard
               Ogden, UT 84401-2398
               Attention:  Daniel S. Hapke, Jr.
                           Corporate Vice President
                           and General Counsel
               Telecopier: (801) 629-2279
               and:

               Wachtell, Lipton, Rosen & Katz
               51 West 52nd Street
               New York, NY 10019-6150
               Attention:  Eric S. Robinson
               Telecopier: (212) 403-2000


     Any Party, by notice given in accordance with this SECTION 8.01 to the other Parties, may designate another address or person for receipt of notices hereunder.

8.02  RECLASSIFICATION, REORGANIZATION, MERGER, ETC.

     The rights and restrictions contained in this Agreement with respect to the Common Stock apply to all Securities held on the date hereof and any Securities acquired in the future whether by purchase, exchange, reclassification, reorganization, stock split, dividend, any other change in the Company's capital structure or otherwise.

8.03  WAIVERS AND AMENDMENTS; NON-CONTRACTUAL REMEDIES; PRESERVATION OF
      REMEDIES.

     This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived only by a written instrument signed by the Parties or in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof except as expressly provided herein. No waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

8.04  GOVERNING LAW.

     This Agreement shall be governed by and construed in accordance with the substantive and procedural laws of the State of New York applicable to agreements made and to be performed entirely within such State (without giving effect to any conflict of laws principles which might require application of the law of a different jurisdiction), except as to any matters relating to the corporate governance or the capital stock of the Company, which shall be governed by the law of the State of Delaware.

8.05  ARBITRATION OF DISPUTES.

     Any controversy or claim arising out of this Agreement, or any other breach of this Agreement, including any controversy or claim as to arbitrability or recission, shall be settled by arbitration in accordance with the commercial arbitration rules of the Judicial Arbitration and Mediation Service.

     (a) Such arbitration shall be conducted in the District of Columbia.

     (b) Any judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators shall not, under any circumstances, have any authority to award punitive, exemplary or similar damages.

     (c) Any Party may pursue the remedy of specific performance of the Agreement or seek a preliminary or permanent injunction against the breach of the Agreement or in aid of the exercise of any power granted hereunder, or any combination thereof in any of the federal courts located within the District of Columbia without resort to arbitration.

     (d) For the purposes of the enforcement of the Arbitration of Dispute in this SECTION 8.05, the Parties hereby consent to the jurisdiction of the federal courts located within the District of Columbia.

8.06  BINDING EFFECT; NO ASSIGNMENT; NO THIRD PARTY BENEFICIARIES.

     Except as expressly provided herein, neither this Agreement, nor any right hereunder, may be assigned by any Party without the written consent of the other Parties; provided however, Holding may assign to Thiokol or any other Affiliate of Holding or Thiokol any of Holding's rights under this Agreement. Any such assignment or attempted assignment in violation of the foregoing shall be void. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

8.07  COUNTERPARTS.

     This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the Parties.

8.08  HEADINGS.

     The headings in the Agreement are for reference only, and shall not affect the interpretation of this Agreement.

8.09  SEVERABILITY.

     If any portion of this Agreement shall be deemed unenforceable, the remaining portions shall be valid and enforceable.

8.10  TIME OF ESSENCE.

     Time is of the essence for each and every provision of this Agreement.

8.11  LEGAL COUNSEL; EXPENSES.

     (a) Thiokol, Holding and Carlyle each consent to (i) Wachtell, Lipton, Rosen & Katz ("Wachtell, Lipton") serving as legal counsel to the Company in connection with the IPO and serving as legal counsel for Thiokol and Holding in connection with the transactions contemplated by this Agreement, and (ii) Latham & Watkins serving as counsel to Carlyle in connection with the IPO and other matters and as counsel to the Company and Thiokol regarding various corporate and legal matters other than the IPO.

     (b) Thiokol, Carlyle and the Company shall bear the costs, fees and expenses of this Agreement and the transactions contemplated hereby as follows:

         (i) The Company shall bear the costs, fees and expenses in connection with the preparation of the Registration Statement pursuant to the Securities Act and the IPO, including Securities and Exchange Commission registration fees, blue sky fees and expenses, NYSE Listing Application fees, printing and delivery expenses, stock certificates, transfer agent fees, fees and disbursements of counsel for the Company, Thiokol and Carlyle, fees and disbursements of the Company's accountants and any NASD filing fees.

        (ii) Carlyle shall bear the costs, fees and expenses of its investment bankers (if any) and the underwriting discounts and commissions in connection with the IPO.

        (iii) Holding shall pay any filing fee under the HSR Act arising from the Stock Purchase.

     (c) If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

8.12  SURVIVAL.

     All representations, warranties, covenants and agreements of the parties shall survive the consummation of the transactions contemplated by this Agreement.

8.13  DEFINITIONS.

     As used in this Agreement, the following terms shall have the meanings set forth below:

        (a) "Affiliate" or "Affiliates", as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with that Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities or by contract or otherwise.

        (b) "Beneficially Own" and "Beneficial Ownership" have the meanings given to these terms in Rule 13d-3 of the Rules and Regulations of the Securities and Exchange Commission under the Exchange Act, as in effect on the date hereof.

        (c) "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

        (d) "Securities" shall mean any shares of capital stock of the Company (other than the 9% Series A Cumulative Preferred Stock of the Company), whether now authorized or not, and any rights, options or warrants to purchase securities of any type which are, or may become, convertible into such capital stock of the Company.

        (e) "Subsidiary" means any corporation, association partnership, limited partnership, limited liability partnership, limited liability company, business trust or other business entity of which 50% or more of the total voting power of shares of stock entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other subsidiaries of the Company or a combination thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed on the date first above written.

                              CARLYLE-BLADE ACQUISITON PARTNERS, L.P., a Delaware limited partnership.

                              By:  Carlyle Partners II, L.P.
                              Its:  General Partner

                              By:  TC Group, L.L.C.
                              Its:  General Partner

                              By:  TCG Holdings, L.L.C.
                              Its:  Managing Member

                              By:  /s/ Allan M. Holt
                              Its:  Managing Director


                              HOWMET INTERNATIONAL INC.
                              a Delaware corporation

                              By:  /s/ Roland Paul
                              Its:  Vice President-General Counsel
                              and Secretary


                              THIOKOL HOLDING COMPANY
                              a Delaware corporation

                              By:  /s/ Richard L. Corbin
                              Its:  President

                              THIOKOL CORPORATION
                              a Delaware corporation

                              By:  /s/ Richard L. Corbin
                              Its:  Senior Vice President and
                              Chief Financial Officer